Exhibit 99.1
811 Louisiana, Suite 2100 Houston, TX 77002 713.584.1000

Targa Resources Corp. Reports Record First Quarter 2026 Financial Results

and Increases Financial Outlook for 2026

HOUSTON – May 7, 2026 - Targa Resources Corp. (NYSE: TRGP) (“TRGP,” the “Company” or “Targa”) today reported first quarter 2026 results.

First quarter 2026 net income attributable to Targa Resources Corp. was $480 million compared to $271 million for the first quarter of 2025. The Company reported adjusted earnings before interest, income taxes, depreciation and amortization, and other non-cash items (“adjusted EBITDA”)(1) of $1,403 million for the first quarter of 2026 compared to $1,179 million for the first quarter of 2025.

Highlights

•
Record adjusted EBITDA for the first quarter of $1.4 billion, an increase of 19% year-over-year
•
Record Permian inlet volumes during the first quarter
•
Record fractionation volumes during the first quarter
•
Increasing full year 2026 adjusted EBITDA estimate to $5.7 billion to $5.9 billion
•
In February 2026, completed our new Falcon II processing plant in Permian Delaware
•
In late March 2026, completed our new East Pembrook processing plant in Permian Midland
•
In April 2026, completed our new Train 11 fractionator in Mont Belvieu, TX
•
In May 2026, starting up operation of our Delaware Express NGL Pipeline expansion
•
Announced today two new processing plants in Permian Delaware (“Roadrunner III” and “Copperhead II”)
•
Continue to estimate 2026 net growth capital expenditures of approximately $4.5 billion

On April 16, 2026, the Company declared a quarterly cash dividend of $1.25 per common share, or $5.00 per common share on an annualized basis, for the first quarter of 2026. This dividend represents a 25 percent increase over the common dividend declared with respect to the first quarter of 2025. Total cash dividends of approximately $268 million will be paid on May 15, 2026 on all outstanding shares of common stock to holders of record as of the close of business on April 30, 2026.

During the first quarter of 2026, Targa repurchased 227,801 shares of its common stock at a weighted average per share price of $241.43 for a total net cost of $55 million. As of March 31, 2026, there was $1,319 million remaining under the Company’s share repurchase programs.

First Quarter 2026 - Sequential Quarter over Quarter Commentary

Targa reported record first quarter adjusted EBITDA of $1,403 million, representing a 5 percent increase compared to the fourth quarter of 2025. The sequential increase was driven by record Permian volumes in our Gathering and Processing (“G&P”) segment, primarily from the acquisition of certain assets in the Permian Basin, as well as higher marketing margin and record NGL fractionation volumes in our Logistics and Transportation (“L&T”) segment.

In our G&P segment, higher sequential adjusted operating margin was driven by higher Permian inlet volumes attributable to the acquisition of certain assets in the Permian Basin, the completion of our Falcon II plant, and continued strong producer activity, partially offset by severe winter weather and price-related producer curtailments which impacted our Permian volumes during the first quarter.

In our L&T segment, lower sequential first quarter adjusted operating margin was attributable to lower NGL transportation volumes and lower LPG export volumes, partially offset by higher marketing margin. NGL transportation and fractionation volumes were affected by the impacts of severe winter weather and price-related producer curtailments on our G&P systems. LPG export volumes were reduced by an unplanned outage at a portion of our export facility late in the first quarter, which was resolved early in the second quarter. Marketing margin increased due to greater optimization opportunities.

Capitalization, Financing and Liquidity

The Company’s total consolidated debt as of March 31, 2026 was $19,132 million, net of $132 million of debt issuance costs and $39 million of unamortized discount, with $17,900 million of outstanding senior unsecured notes, $457 million outstanding under the Commercial Paper Program, $600 million outstanding under the Securitization Facility, and $347 million of finance lease liabilities.

Total consolidated liquidity as of March 31, 2026 was approximately $3.1 billion, including $3.0 billion available under the TRGP Revolver and $100 million of cash.

Financing Update

In March 2026, Targa completed an underwritten public offering of $750 million of 4.350% Notes due 2031 and $750 million of 6.050% Notes due 2056. The Company used the net proceeds from the debt issuance for general corporate purposes, including to reduce borrowings under the Commercial Paper Program.

Growth Projects Update

In our G&P segment, we commenced operations of our new Falcon II plant in the Permian Delaware in February 2026 and our new East Pembrook plant in the Permian Midland in late March 2026. Construction continues on our East Driver plant in Permian Midland, and our Copperhead, Yeti I and Yeti II plants in Permian Delaware, and our G&P projects remain on track.

In May 2026, in response to increasing production and to meet the infrastructure needs of our customers, we announced the construction of a new 265 million cubic feet per day (“MMcf/d”) natural gas processing plant, Roadrunner III, and a new 275 MMcf/d natural gas processing plant, Copperhead II. Both plants will be located in the Permian Delaware and are expected to begin operations in the first quarter of 2028. In February 2026, we announced orders of long-lead items for Roadrunner III and Copperhead II.

In our L&T segment, we commenced operations of our Train 11 fractionator in Mont Belvieu in early April 2026 and are currently starting up operation of our Delaware Express NGL Pipeline expansion. Construction continues on our Train 12 and Train 13 fractionators in Mont Belvieu, our Speedway NGL Pipeline, our GPMT LPG Export Expansion, and our Bull Run, Buffalo Run and Forza intra-basin residue gas pipeline projects. Our L&T projects remain on track.

2026 Outlook

Targa now estimates full year 2026 adjusted EBITDA to be between $5.7 billion and $5.9 billion, a 17 percent increase year-over-year, based on the midpoint of the range. The increase in our full year financial outlook is driven by our strong outlook for marketing and optimization opportunities, LPG export operations, and continued strength of volume growth across Targa’s integrated assets. Second quarter 2026 Permian inlet volumes are currently trending significantly higher relative to the first quarter, and our estimated full year average 2026 inlet volumes remain consistent with our expectations despite the impacts of price-related producer curtailments. We continue to estimate net growth capital expenditures to be approximately $4.5 billion which includes capital spending for announced infrastructure projects underway including our new Roadrunner III and Copperhead II processing plants in the Permian announced today. Our estimate for 2026 net maintenance capital expenditures remains unchanged at approximately $250 million.

An earnings supplement presentation and updated investor presentation are available under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events.

Conference Call

We will host a conference call for the investment community at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 7, 2026 to discuss first quarter results. The conference call can be accessed via webcast under Events and Presentations in the Investors section of our website at www.targaresources.com/investors/events, or by going directly to https://edge.media-server.com/mmc/p/ktbyx3ix. A webcast replay will be available at the link above approximately two hours after the conclusion of the event.

(1)
Adjusted EBITDA and adjusted operating margin (segment) are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

Targa Resources Corp. – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2026	2025	2026 vs. 2025
	(In millions)
Revenues:
Sales of commodities	$3,344.6	$3,884.4	$(539.8)	(14%)
Fees from midstream services	750.1	677.1	73.0	11%
Total revenues	4,094.7	4,561.5	(466.8)	(10%)
Product purchases and fuel	2,394.5	3,257.8	(863.3)	(26%)
Operating expenses	333.7	303.6	30.1	10%
Depreciation and amortization expense	426.0	367.6	58.4	16%
General and administrative expense	107.8	94.5	13.3	14%
Other operating (income) expense	(14.2)	(5.3)	(8.9)	168%
Income (loss) from operations	846.9	543.3	303.6	56%
Interest expense, net	(227.6)	(197.1)	(30.5)	15%
Equity earnings (loss)	8.6	5.5	3.1	56%
Other, net	(16.6)	0.3	(16.9)	NM
Income tax (expense) benefit	(123.9)	(72.2)	(51.7)	72%
Net income (loss)	487.4	279.8	207.6	74%
Less: Net income (loss) attributable to noncontrolling interests	7.8	9.3	(1.5)	(16%)
Net income (loss) attributable to Targa Resources Corp.	479.6	270.5	209.1	77%
Premium on repurchase of noncontrolling interests, net of tax	—	70.5	(70.5)	(100%)
Net income (loss) attributable to common shareholders	$479.6	$200.0	$279.6	140%
Financial data:
Adjusted EBITDA (1)	$1,402.7	$1,178.5	$224.2	19%
Adjusted cash flow from operations (1)	1,179.9	970.0	209.9	22%
Adjusted free cash flow (1)	227.9	328.2	(100.3)	(31%)

(1)
Adjusted EBITDA, adjusted cash flow from operations and adjusted free cash flow are non-GAAP financial measures and are discussed under “Non-GAAP Financial Measures.”

NM Due to a low denominator, the noted percentage change is disproportionately high and as a result, considered not meaningful.

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

The decrease in commodity sales reflected lower NGL, natural gas and condensate prices ($1,064.2 million), partially offset by higher NGL, natural gas and condensate volumes ($476.9 million) and the favorable impact of hedges ($47.5 million).

The increase in fees from midstream services was primarily due to higher gas gathering and processing fees, partially offset by lower export volumes.

The decrease in product purchases and fuel reflected lower NGL and natural gas prices, partially offset by higher NGL and natural gas volumes.

The increase in operating expenses was primarily due to higher labor and maintenance costs due to increased activity and system expansions, and the acquisition of certain assets in the Permian Basin.

See “—Results of Operations—By Reportable Segment” for additional information on a segment basis.

The increase in depreciation and amortization expense was primarily due to the acquisition of certain assets in the Permian Basin and the impact of system expansions on the Company’s asset base.

The increase in general and administrative expense was primarily due to higher compensation and benefits.

The increase in interest expense, net, was primarily due to higher borrowings, partially offset by an increase in capitalized interest.

The decrease in other, net, was primarily due to the premium paid on the redemption of all of the Partnership’s 6.875% Notes due 2029.

The increase in income tax (expense) benefit was primarily due to the increase in pre-tax book income.

The premium on repurchase of noncontrolling interests, net of tax was due to the Badlands Transaction in the first quarter of 2025.

Review of Segment Performance

The following discussion of segment performance includes inter-segment activities. The Company views segment operating margin and adjusted operating margin as important performance measures of the core profitability of its operations. These measures are key components of internal financial reporting and are reviewed for consistency and trend analysis. For a discussion of adjusted operating margin, see “Non-GAAP Financial Measures ― Adjusted Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation.

The Company operates in two primary segments: (i) Gathering and Processing; and (ii) Logistics and Transportation.

Gathering and Processing Segment

The Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2026	2025	2026 vs. 2025
	(In millions, except operating statistics and price amounts)
Operating margin	$703.5	$602.2	$101.3	17%
Operating expenses	233.6	208.2	25.4	12%
Adjusted operating margin	$937.1	$810.4	$126.7	16%
Operating statistics (1):
Plant natural gas inlet, MMcf/d (2) (3)
Permian Midland (4)	3,153.9	2,985.6	168.3	6%
Permian Delaware	3,576.1	3,020.3	555.8	18%
Total Permian	6,730.0	6,005.9	724.1	12%

Central (5)	1,027.3	984.7	42.6	4%

Badlands (5) (6)	127.0	136.9	(9.9)	(7%)

Coastal	547.1	398.8	148.3	37%

Total	8,431.4	7,526.3	905.1	12%
NGL production, MBbl/d (3)
Permian Midland (4)	464.7	429.5	35.2	8%
Permian Delaware	469.6	366.4	103.2	28%
Total Permian	934.3	795.9	138.4	17%

Central (5)	102.1	98.1	4.0	4%

Badlands (5)	16.2	16.4	(0.2)	(1%)

Coastal	37.8	32.7	5.1	16%

Total	1,090.4	943.1	147.3	16%
Crude oil gathered, MBbl/d	135.1	136.1	(1.0)	(1%)
Natural gas sales, BBtu/d (3)	3,040.3	2,592.8	447.5	17%
NGL sales, MBbl/d (3)	625.9	570.2	55.7	10%
Condensate sales, MBbl/d	21.8	18.1	3.7	20%
Average realized prices (7):
Natural gas, $/MMBtu	0.57	2.24	(1.67)	(75%)
NGL, $/gal	0.39	0.50	(0.11)	(22%)
Condensate, $/Bbl	65.51	72.32	(6.81)	(9%)

(1)
Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period, and the denominator is the number of calendar days during the period.
(2)
Plant natural gas inlet represents the Company’s undivided interest in the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)
Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales and NGL sales exclude producer take-in-kind volumes.
(4)
Permian Midland includes operations in WestTX, of which the Company owns a 72.8% undivided interest, and other plants that are owned 100% by the Company. Operating results for the WestTX undivided interest assets are presented on a pro-rata net basis in the Company’s reported financials.
(5)
Operations include facilities that are not wholly owned by the Company.
(6)
Badlands natural gas inlet represents the total wellhead volume and includes the Targa volumes processed at the Little Missouri 4 plant.
(7)
Average realized prices, net of fees, include the effect of realized commodity hedge gain/loss attributable to the Company’s equity volumes. The price is calculated using total commodity sales plus the hedge gain/loss as the numerator and total sales volume as the denominator, net of fees.

The following table presents the realized commodity hedge gain (loss) attributable to the Company’s equity volumes that are included in the adjusted operating margin of the Gathering and Processing segment:

	Three Months Ended March 31, 2026			Three Months Ended March 31, 2025
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)	Gain (Loss)	Volume Settled	Price Spread (1)	Gain (Loss)
Natural gas (BBtu)	8.4	$2.02	$17.0	7.7	$0.96	$7.4
NGL (MMgal)	67.7	0.01	0.9	97.5	(0.07)	(6.6)
Crude oil (MBbl)	0.7	(4.14)	(2.9)	0.7	1.00	0.7
			$15.0			$1.5

(1)
The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

The increase in adjusted operating margin was predominantly due to higher natural gas inlet volumes in the Permian which drove higher fee-based margin, partially offset by lower commodity prices. The increase in natural gas inlet volumes in the Permian was attributable to the addition of the Pembrook II plant during the third quarter of 2025, the Bull Moose II plant during the fourth quarter of 2025, the Falcon II plant during the first quarter of 2026, continued strong producer activity and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

The increase in operating expenses was primarily due to higher volumes, multiple plant additions and the acquisition of certain assets in the Permian Basin during the first quarter of 2026.

Logistics and Transportation Segment

The Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of the Company’s other businesses. The Logistics and Transportation segment also includes Targa’s NGL pipeline system, which connects the Company’s gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with the Company’s Downstream facilities in Mont Belvieu, Texas. The Company’s Downstream facilities are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2026	2025	2026 vs. 2025
	(In millions, except operating statistics)
Operating margin	$773.3	$646.7	$126.6	20%
Operating expenses	100.2	95.5	4.7	5%
Adjusted operating margin	$873.5	$742.2	$131.3	18%
Operating statistics MBbl/d (1):
NGL pipeline transportation volumes (2)	1,016.8	843.5	173.3	21%
Fractionation volumes	1,145.2	979.9	165.3	17%
Export volumes (3)	437.0	447.7	(10.7)	(2%)
NGL sales	1,304.0	1,186.4	117.6	10%

(1)
Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the period and the denominator is the number of calendar days during the period.

(2)
Represents the total quantity of mixed NGLs that earn a transportation margin.
(3)
Export volumes represent the quantity of NGL products delivered to third-party customers at the Company’s Galena Park Marine Terminal that are destined for international markets.

Three Months Ended March 31, 2026 Compared to Three Months Ended March 31, 2025

The increase in adjusted operating margin was due to higher marketing margin and higher pipeline transportation and fractionation margin. Marketing margin increased due to greater optimization opportunities. Pipeline transportation and fractionation volumes benefited from higher supply volumes primarily from the Company’s Permian Gathering and Processing systems.

The increase in operating expenses was due to higher repairs and maintenance and higher compensation and benefits.

Other

	Three Months Ended March 31,
	2026	2025	2026 vs. 2025
	(In millions)
Operating margin	$(110.3)	$(248.8)	$138.5
Adjusted operating margin	$(110.3)	$(248.8)	$138.5

Other contains the unrealized mark-to-market gains/losses related to derivative contracts that were not designated as cash flow hedges. The Company has entered into derivative instruments to hedge the commodity price associated with a portion of the Company’s future commodity purchases and sales and natural gas transportation basis risk within the Company’s Logistics and Transportation segment.

About Targa Resources Corp.

Targa Resources Corp. is a leading provider of midstream services and is one of the largest independent infrastructure companies in North America. The Company owns, operates, acquires and develops a diversified portfolio of complementary domestic infrastructure assets and its operations are critical to the efficient, safe and reliable delivery of energy across the United States and increasingly to the world. The Company’s assets connect natural gas and NGLs to domestic and international markets with growing demand for cleaner fuels and feedstocks.

Targa is a FORTUNE 500 company and is included in the S&P 500.

For more information, please visit the Company’s website at www.targaresources.com.

Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measures: adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment). The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures.

The Company utilizes non-GAAP measures to analyze the Company’s performance. Adjusted EBITDA, adjusted cash flow from operations, adjusted free cash flow and adjusted operating margin (segment) are non-GAAP measures. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted Operating Margin

The Company defines adjusted operating margin for the Company’s segments as revenues less product purchases and fuel. It is impacted by volumes and commodity prices as well as by the Company’s contract mix and commodity hedging program.

Gathering and Processing adjusted operating margin consists primarily of:

•
service fees related to natural gas and crude oil gathering, treating and processing; and
•
revenues from the sale of natural gas, condensate, crude oil and NGLs less producer settlements, fuel and transport and the Company’s equity volume hedge settlements.

Logistics and Transportation adjusted operating margin consists primarily of:

•
service fees (including the pass-through of energy costs included in certain fee rates);
•
system product gains and losses; and
•
NGL and natural gas sales, less NGL and natural gas purchases, fuel, third-party transportation costs and the net inventory change.

The adjusted operating margin impacts of mark-to-market hedge unrealized changes in fair value are reported in Other.

Adjusted operating margin for the Company’s segments provides useful information to investors because it is used as a supplemental financial measure by management and by external users of the Company’s financial statements, including investors and commercial banks, to assess:

•
the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;
•
the Company’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and
•
the viability of capital expenditure projects and acquisitions and the overall rates of return on alternative investment opportunities.

Management reviews adjusted operating margin and operating margin for the Company’s segments monthly as a core internal management process. The Company believes that investors benefit from having access to the same financial measures that management uses in evaluating the Company’s operating results. The reconciliation of the Company’s adjusted operating margin to the most directly comparable GAAP measure is presented under “Review of Segment Performance.”

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Adjusted Cash Flow from Operations and Adjusted Free Cash Flow

The Company defines adjusted cash flow from operations as adjusted EBITDA less cash interest expense on debt obligations and cash tax (expense) benefit . The Company defines adjusted free cash flow as adjusted cash flow from operations less maintenance capital expenditures and growth capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and including contributions to investments in unconsolidated affiliates. Adjusted cash flow from operations and adjusted free cash flow are performance measures used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

The following table reconciles the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the periods indicated:

	Three Months Ended March 31,
	2026	2025
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA, Adjusted Cash Flow from Operations and Adjusted Free Cash Flow
Net income (loss) attributable to Targa Resources Corp.	$479.6	$270.5
Interest (income) expense, net	227.6	197.1
Income tax expense (benefit)	123.9	72.2
Depreciation and amortization expense	426.0	367.6
(Gain) loss on sale or disposition of assets	(1.0)	(0.5)
Write-down of assets	4.3	2.0
(Gain) loss from financing activities	10.1	0.6
Equity (earnings) loss	(8.6)	(5.5)
Distributions from unconsolidated affiliates	4.7	4.9
Change in contingent consideration	0.7	—
Compensation on equity grants	23.2	17.6
Risk management activities	110.3	248.8
Noncontrolling interests adjustments (1)	1.9	3.2
Adjusted EBITDA	$1,402.7	$1,178.5
Interest expense on debt obligations (2)	(222.8)	(193.2)
Cash tax (expense) benefit	—	(15.3)
Adjusted Cash Flow from Operations	$1,179.9	$970.0
Maintenance capital expenditures, net (3)	(37.6)	(47.3)
Growth capital expenditures, net (3)	(914.4)	(594.5)
Adjusted Free Cash Flow	$227.9	$328.2

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.
(2)
Excludes amortization recognized in interest expense.
(3)
Represents capital expenditures, net of any reimbursements of project costs and contributions from noncontrolling interests, and includes contributions to investments in unconsolidated affiliates.

The following table presents a reconciliation of estimated net income of the Company to estimated adjusted EBITDA for 2026:

2026E
(In millions)
Reconciliation of Estimated Net Income Attributable to Targa Resources Corp. to
Estimated Adjusted EBITDA
Net income attributable to Targa Resources Corp.	$2,265.0
Interest expense, net	945.0
Income tax expense	640.0
Depreciation and amortization expense	1,745.0
Equity earnings	(30.0)
Distributions from unconsolidated affiliates	35.0
Compensation on equity grants	80.0
Risk management activities and other	123.0
Noncontrolling interests adjustments (1)	(3.0)
Estimated Adjusted EBITDA	$5,800.0

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.

Regulation FD Disclosures

The Company uses any of the following to comply with its disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or the Company’s website. The Company routinely posts important information on its website at www.targaresources.com, including information that may be deemed to be material. The Company encourages investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements, including statements regarding the Company’s projected financial performance, capital spending, payment of future dividends and stock repurchase activity. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Company’s control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, actions taken by other countries with significant hydrocarbon production, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the timing and success of the Company’s completion of capital projects and business development efforts, the expected growth of volumes on the Company’s systems, the impact of significant public health crises, commodity price volatility due to ongoing or new global conflicts, changes in laws and regulations, particularly with regard to taxes, tariffs and international trade, and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Targa Investor Relations

InvestorRelations@targaresources.com

(713) 584-1133